Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Vaxcyte, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)

Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(o) and 457(r)	—	—	$400,000,000	$0.00011020	$44,080

	Total Offering Amounts					$400,000,000		$44,080

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$44,080

(1)	The proposed maximum aggregate offering price is being used to calculate the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	The registration fee relates to the Registration Statement on Form S-3ASR (File No. 333-257622) filed by the Registrant on July 2, 2021.